EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan of our reports dated February 26, 2007, with respect to the consolidated financial statements of Freeport-McMoRan Copper & Gold Inc., Freeport-McMoRan Copper & Gold Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Freeport-McMoRan Copper & Gold Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006 and the related financial statement schedules of Freeport-McMoRan Copper & Gold Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
November 13, 2007